EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated March 31, 2022 with respect to the audited financial statements of GeoSolar Technologies, Inc. (“the Company”) as of December 31, 2020 and 2021 and the related statements of operations, stockholders’ equity and cash flows for the period from December 2, 2020 (inception) through December 31, 2020 and the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 14, 2022